Exhibit 99.1

Liberty Media Announces Issuance of New Tracking Stock

ENGLEWOOD, Colo., March 3 /PRNewswire-FirstCall/ — Liberty Media Corporation (Nasdaq: LINTA/B; LCAPA/B; LMDIA/B) (Liberty) announced that the reclassification of its Liberty Capital common stock was completed at 5 pm, ET, today. At the closing, each share of Series A Liberty Capital common stock was reclassified as one share of the reclassified Series A Liberty Capital common stock and 4 shares of the new Series A Liberty Entertainment common stock, and each share of Series B Liberty Capital common stock was reclassified as one share of the reclassified Series B Liberty Capital common stock and 4 shares of the new Series B Liberty Entertainment common stock. The Liberty Entertainment common stock is intended to track and reflect the separate economic performance of the new Entertainment Group.

The Entertainment Group initially has attributed to it a portion of the businesses, assets and liabilities that had been attributed to the Capital Group, including our recently acquired 41% interest in The DirecTV Group, Inc., our subsidiaries Starz Entertainment, LLC and FUN Technologies, Inc., our equity interests in GSN, LLC and WildBlue Communications, Inc., the three regional sports networks we recently acquired from News Corporation, approximately $1.0 billion of cash and $551 million principal amount (as of December 31, 2007) of our publicly-traded exchangeable debt.

The reclassified Capital Group has attributed to it all of our businesses, assets and liabilities not attributed to the Interactive Group or the Entertainment Group, including our subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., Leisure Arts, Inc., TruePosition, Inc. and WFRV TV Station, minority equity investments in Time Warner Inc. and Sprint Nextel Corporation, $3,930 million principal amount (as of December 31, 2007) of our existing publicly-traded debt and $750 million of our bank debt.

Holders of Liberty Capital common stock at the time of the closing do not need to take any action to obtain their shares of Liberty Entertainment common stock. Holders of book-entry shares of Liberty Capital common stock will have their Liberty Entertainment shares credited to their accounts promptly following the closing. Holders of certificated shares of Liberty Capital common stock will receive certificates representing their shares of Liberty Entertainment common stock shortly following the closing.

The Series A and Series B Liberty Entertainment common stock will begin trading, regular way, on the Nasdaq Global Select Market under the symbols “LMDIA” and “LMDIB,” respectively, on March 4, 2008. The Series A and Series B Liberty Capital common stock will continue to trade on the Nasdaq Global Select Market under the symbols “LCAPA” and “LCAPB.”

About Liberty Media Corporation

Liberty Media Corporation owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Those interests are attributed to three tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital and Liberty Entertainment groups which include the interests described above. For more information, please see http://www.libertymedia.com.

SOURCE Liberty Media Corporation
CONTACT: John Orr of Liberty Media Corporation, +1-720-875-5622
Web site: http://www.libertymedia.com